Exhibit (h)(22)

Amendment to Transfer Agency and Service Agreement

This Amendment dated as of July 31, 2014 (this “Amendment”) is to the Transfer Agency and Service Agreement dated March 16, 2012, as amended (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.        Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.        Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	ALPS FUND SERVICES, INC.

By: /s/ Edmund J. Burke	By: /s/ Jeremy O. May
Name: Edmund J. Burke	Name: Jeremy O. May
Title: President	Title: President

APPENDIX A

LIST OF FUNDS

Emerald Growth Fund

Emerald Banking and Finance Fund

Emerald Insights Fund